EXHIBIT 5.1

GUZIK & ASSOCIATES
11355 West Olympic Blvd., Suite 300
Los Angeles, CA  90064

June 30, 2004

SulphCo, Inc.
850 Spice Islands Drive
Sparks, NV  89431

                 Re:   Registration Statement on Form SB-2

Ladies and Gentlemen:

                 We have examined the registration statement on Form SB-2 to be filed by you with the Securities and Exchange Commission (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, of 18,648,137 shares of Common Stock, to be sold by certain selling security holders listed in the Registration Statement. As your counsel, we have examined the transactions taken and proposed to be taken in connection with the sale of such shares by each of the selling security holders in the manner set forth in the Registration Statement.

                 It is our opinion that such shares, when issued by you in accordance with the terms described in the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

                 We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and the General Corporation Law of the State of Nevada, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

                 We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

Very truly yours,

/s/ GUZIK & ASSOCIATES